Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of Interlink Electronics, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 033-93066, 333-39371, 333-53870 and 333-107174) on Form S-8 and the registration statement (No. 333-112034) on Form S-3 of Interlink Electronics, Inc. of our report dated February 4, 2003, relating to the consolidated balance sheet of Interlink Electronics, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-K/A of Interlink Electronics, Inc.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

Los Angeles, California

May 5, 2004